Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is dated as of August 3, 2022 between The LGL Group, Inc., a Delaware corporation (“LGL”), and M‑tron Industries, Inc., a Delaware corporation and, as of the date of this Agreement, a wholly owned subsidiary of LGL (“Mtron”).  As used herein, LGL on the one hand, and Mtron, on the other hand, are sometimes referred to individually as a “Party”, or together, as “Parties”.

RECITALS

WHEREAS, LGL is the sole member of M-tron Systems Holdings, LLC, a Delaware limited liability company (“Mtron Holdings”), and Mtron Holdings is the sole stockholder of Mtron;

WHEREAS, the board of directors of LGL (the “LGL Board”) has determined that it is appropriate and advisable to separate Mtron and its subsidiaries from LGL into a separate publicly traded company (the “Separation”);

WHEREAS, in connection with the Separation, the LGL Board has determined that it is appropriate and advisable for the Mtron common stock, par value $0.01 per share (“Mtron Common Stock”), that LGL owns to be distributed to holders of LGL common stock, par value $0.01 per share (“LGL Common Stock”) (the “Distribution”);

WHEREAS, in its capacity as sole member of Mtron Holdings, LGL has authorized the transfer of Mtron Common Stock to be effected through the Distribution;

WHEREAS, LGL and Mtron intend that, for U.S. federal income tax purposes, the Distribution and the other transactions contemplated by this Agreement shall be generally tax-free under Section 355 of the Code (as defined below); and

WHEREAS, each of LGL and Mtron have determined that it is advisable to set forth the principal transactions required to facilitate and effect the Separation and the Distribution and to provide for other agreements that will govern certain matters regarding the Separation and the Distribution.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by LGL and Mtron, LGL and Mtron agree as follows:

ARTICLE I
Definitions; General Interpretative Principles

1.1Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Administrative Agreement” shall mean the Transitional Administrative and Management Services Agreement, dated of even date herewith, between LGL and Mtron.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person; provided, however, that for the purposes of this Agreement from and after the Distribution, no member of the LGL Group shall be deemed to be an Affiliate of any member of the Mtron Group, and no member of the Mtron Group shall be deemed to be an Affiliate of any member of the LGL Group.

“Ancillary Agreements” shall mean those agreements listed on Schedule 1.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any third parties, including governmental approvals.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall have the meaning set forth in Section 3.1.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Distribution Taxes” shall mean any tax, fee, assessment, charge or levy made by a Governmental Authority in connection with, arising from or attributable to the Distribution and the transactions necessary to effect the Distribution.

“Distribution Time” shall mean 11:59 p.m., Eastern Time, on the Distribution Date or such other time designated by the LGL Board as the time at which the Distribution is to be effective on the Distribution Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Form 10” shall mean the registration statement on Form 10 of Mtron with respect to the registration under the Exchange Act of the Mtron Common Stock, including any amendments or supplements thereto.

“Governmental Authority” shall mean any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory or administrative authority.

“Group” shall mean the Mtron Group or the LGL Group, as applicable.

“Indemnifiable Loss” has the meaning set forth in Section 6.3.

“Indemnifying Party” has the meaning set forth in Section 6.5.

“Indemnitee” has the meaning set forth in Section 6.5.

“Information” of a Party shall mean any and all information that such Party or any of its Representatives, whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as

“confidential” or “proprietary,” together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving Party or any of its Representatives which contain or otherwise reflect such information, together with any and all copies, extracts or other reproductions of any of the same; provided, however, that for the purposes hereof, all information relating to the LGL Group and its businesses, assets and liabilities in the possession of any member of the Mtron Group at the time of the Distribution shall be deemed to have been furnished by the LGL Group and all information relating to the Mtron Group and its businesses, assets and liabilities in the possession of any member of the LGL Group at the time of the Distribution shall be deemed to have been furnished by the Mtron Group; and further provided that the term “Information” does not include information that:

(i)	is or becomes generally available to the public through no wrongful act of the receiving Party or its Representatives;
(ii)

is or becomes available to the receiving Party on a non-confidential basis from a source other than the providing Party or its Representatives, provided that such source is not known by the receiving Party to be subject to a confidentiality agreement with the providing Party; or

(iii)	has been independently acquired or developed by the receiving Party without violation of any of the obligations of the receiving Party or its Representatives under this Agreement.

“Information Statement” shall mean the information statement and any related documentation to be distributed to holders of LGL Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“LGL Board” has the meaning set forth in the Recitals.

“LGL Common Stock” has the meaning set forth in the Recitals.

“LGL Group” shall mean LGL and its Subsidiaries, other than the Mtron Group.

“LGL Indemnifiable Loss” has the meaning set forth in Section 6.3.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“Mtron” has the meaning set forth in the Preamble.

“Mtron Common Stock” has the meaning set forth in the Recitals.

“Mtron Group” shall mean Mtron and each of the entities set forth on Schedule 1.1(b), and any other entities that may become Subsidiaries of Mtron.

“Mtron Indemnifiable Loss” has the meaning set forth in Section 6.2.

“Party” has the meaning set forth in the Preamble.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

“Record Date” shall mean the record date for the Distribution determined by the LGL Board for the Distribution.

“Record Holders” has the meaning set forth in Section 3.1.

“Representatives” of a Party shall mean such Party’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax Indemnity and Sharing Agreement” shall mean the Tax Indemnity and Sharing Agreement, dated of even date herewith, by and between LGL and Mtron.

“Third-Party Claim” has the meaning set forth in Section 6.6(a).

1.2General Interpretive Principles. (a) Words in the singular will include the plural and vice versa, and words of one gender will include the other gender, in each case, as the context requires, (b) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified, (c) any reference to any federal, state, local or foreign statute, law or code will be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires and (d) any reference to any agreement will be deemed to mean the agreement as it may be amended from time to time.

ARTICLE II

Recapitalization

2.1Recapitalization of Mtron.  Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, LGL and Mtron will cause as recapitalization of Mtron by means of stock split or stock dividend such that after the Record Date and before the Distribution Time the number of shares of Mtron Common Stock issued and outstanding immediately before the Distribution Time will equal the number of shares of LGL Common Stock issued and outstanding as of the Record Date, which Mtron Common Stock owned by LGL will constitute all of the issued and outstanding capital stock of Mtron.

2.2Amendments to Mtron Corporate Documents.  LGL will take, and will cause Mtron to take, all actions necessary such that, as of the Distribution Time, Mtron’s amended and restated certificate of incorporation and amended and restated bylaws will substantially conform to those attached hereto as Exhibit A and Exhibit B, respectively.

2.3Further Assurances.

(a)In addition to the actions specifically provided for elsewhere in this Agreement, each Party will use its commercially reasonable efforts at and after the Distribution Time to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)Each Party will cooperate with the other Party, and without any further consideration, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all other actions as the Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements.  Notwithstanding the foregoing or anything else in this Agreement or any Ancillary Agreement to the contrary, no member of either Group will be required to make any payment, incur or become subject to any Liability, agree to any restriction, surrender any right or asset or otherwise enter into any agreement, or be required to permit to occur any event, that would be material, in relation to the Consent sought, in order to obtain any such Consent.

2.4No Representations or Warranties.  Except as expressly set forth in this Agreement or in any Ancillary Agreement:

(a)no member of the LGL Group or the Mtron Group is making any representation or warranty of any kind whatsoever, express or implied, to any Party or any member of the LGL Group or the Mtron Group in any way with respect to any of the transactions contemplated by this Agreement or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, any Party; and

(b)none of LGL, Mtron or any member of the LGL Group or the Mtron Group, as applicable, or any other Person makes any representation or warranty with respect to the Separation, the Distribution or the entering into of this Agreement or the transactions contemplated by this Agreement.

ARTICLE III
Plan of Reorganization Transactions

3.1Delivery to Distribution Agent.  LGL will deliver to Computershare Trust Company, N.A., as distribution agent (the “Distribution Agent”), for the benefit of holders of record of LGL Common Stock at the close of business on the Record Date (the “Record Holders”) a stock certificate representing (or authorize the related book-entry transfer of) all outstanding shares of Mtron Common Stock and will order the Distribution Agent to effect the Distribution in the manner set forth in Section 3.2.

3.2Mechanics of the Distribution.

(a)LGL will direct the Distribution Agent to, as promptly as practicable following the Distribution Time, distribute to each Record Holder a number of shares of Mtron Common Stock equal to the number of shares of LGL Common Stock held by such Record Holder on the Record Date. All of the shares of Mtron Common Stock so issued will be fully paid and non-assessable.  The Distribution will be effective as of the Distribution Time.

(b)LGL will direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of Mtron Common Stock allocable to each Record Holder entitled to receive Mtron Common Stock in the Distribution and to promptly aggregate all the fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise, at the then-prevailing trading prices, and to cause to be distributed to each Record Holder, in lieu of any fractional share, each Record Holder’s ratable share of the proceeds of the sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to the sale.

3.3Conditions Precedent to the Distribution.  Neither the Distribution nor the related transactions set forth in this Agreement or in any of the Ancillary Agreements will become effective unless the following conditions have been satisfied, at or before the Distribution Time:

(a)the stockholders of LGL shall have approved at a special meeting of stockholders the transfer of substantially all assets of LGL by means of the Separation and the Distribution in accordance with the General Corporation Law of the State of Delaware;

(b)the Form 10 shall be effective under the Exchange Act, with no stop order in effect with respect thereto;

(c)the Information Statement has been mailed to LGL’s stockholders;

(d)the actions and filings, if any, necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions have been taken and become effective;

(e)the approval for listing of the Mtron Common Stock on the New York Stock Exchange American, subject to official notice of issuance, has been obtained;

(f)no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside LGL’s control will have occurred or failed to occur that prevents the consummation of the Distribution; and

(g)no event or development has occurred or exists that in the good faith judgment of the LGL Board, in its sole discretion, makes the Distribution inadvisable.

ARTICLE IV
Payment of Liabilities

4.1Payment of Liabilities.  Subject to ARTICLE VI of this Agreement, from and after the Distribution Time, (i) Mtron shall indemnify LGL and its respective Representatives with respect to any claims relating to Mtron and its business, assets and liabilities and (ii) LGL shall indemnify Mtron and its Representatives with respect to any claims relating to LGL and its business, assets and liabilities.

ARTICLE V
Other Agreements

5.1Use of Names.  Mtron shall have all rights in and use of the trademarks, trade names, and logos that the Mtron Group uses in its operations as of the date hereof.

5.2Books and Records.  Prior to or as promptly as practicable after the Distribution and from time to time thereafter as requested by Mtron, LGL shall deliver or cause to be delivered to Mtron all corporate books and records of the Mtron Group in the possession of LGL and the relevant portions (or copies thereof) of all corporate books and records of LGL or any member of the LGL Group relating directly and primarily to the Mtron Group and its businesses, assets and liabilities, including, in each case, all agreements, litigation files, government filings and tax records and files.  From and after the Distribution, all such books, records and copies shall be the property of Mtron.  LGL may retain copies of all such corporate books and records, subject to the provisions of Section 5.5 below.

5.3Access to Information.  Upon reasonable notice, each Party shall, and shall cause its Subsidiaries to afford to Representatives of the other Party reasonable access, during normal business hours throughout the period prior to and following the Distribution, to all of its properties, books, contracts, commitments, and records (including, but not limited to, tax returns) relating to the other Party, its business or its Liabilities and, during such period, each Party shall, and shall cause its Subsidiaries to, furnish promptly to the other Party (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to any federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by the other Party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement; provided, however, that Mtron and the Mtron Group shall be required to grant such access only with respect to information necessary to or required by LGL in preparation of tax returns.  Subject to Section 5.6, nothing in this Section 5.3 shall require the Parties to take any action or furnish any access or information which would cause or could reasonably be expected to cause the waiver of any applicable attorney-client privilege.  All information for which access is provided hereunder shall be subject to the confidentiality provisions of Section 5.5.

5.4Retention of Records.  If any information relating to the businesses, assets and liabilities of the LGL Group or the Mtron Group is retained by the Mtron Group or the LGL Group, respectively, each of LGL and Mtron shall, and shall cause the other members of the LGL Group and the Mtron Group, respectively, to retain all such information in the LGL Group’s or the Mtron Group’s possession or under its control until such information is at least ten (10) years old, except that if, prior to the expiration of such period, any member of the LGL Group or the Mtron Group wishes to destroy or dispose of any such information that is at least three years old, prior to destroying or disposing of any of such information, (a) LGL or Mtron, on behalf of the member of the LGL Group or the Mtron Group that is proposing to dispose of or destroy any such information, shall provide no less than 45 days’ prior written notice to the other Party, specifying the information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date of such destruction or disposal, the other Party requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other Party, LGL or Mtron, as applicable, shall promptly arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting Party.  Notwithstanding any of the above, each Party shall retain those documents as required by law, rule, regulation, or court order.

5.5Confidentiality.

(a)Each Party hereto shall keep and shall cause its Representatives to keep each of the other Parties’ Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information and who agree to be bound by this Section 5.5 and not to disclose such Information to any other Person, except as set forth in Section 5.5(b).  Without the prior written consent of the other Party, neither Party nor any of its respective Representatives shall disclose any other Party’s Information to any Person or entity except as may be required by law or judicial process and in accordance with Section 5.5(b).

(b)In the event that any Party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of any of the other Party’s Information, each receiving Party or its Representatives shall promptly notify the other Party of the request in writing, and consult with and assist the other Party in seeking a protective order or request for other appropriate remedy.  In the event that such protective order or other remedy is not obtained or the other Party waives compliance with the terms hereof, such receiving Party or its Representatives, as the case may be, shall disclose only that portion of the

Information or facts which, in the written opinion of each receiving Party’s outside counsel, is legally required to be disclosed, and each Party will exercise its respective commercially reasonable best efforts to assure that confidential treatment will be accorded such Information or facts by the Persons or entities receiving the same.  Each providing Party will be given an opportunity to review the Information or facts prior to disclosure.

5.6Privileged Information.

(a)Each Party hereto acknowledges that (i) each member of the LGL Group and each member of the Mtron Group has or may obtain Information regarding a member of the Mtron Group or the LGL Group, respectively, or any of its operations, employees, assets or liabilities, as applicable, that is or may be protected from disclosure pursuant to attorney-client privilege, the work product doctrine or other applicable privileges (“Privileged Information”); (ii) actual, threatened or future litigation, investigations, proceedings (including arbitration), claims, or other legal matters have been or may be asserted by or against, or otherwise affect, LGL and/or Mtron (or the LGL Group and/or the Mtron Group) (“Litigation Matters”); (iii) LGL and Mtron have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to, as applicable, the LGL Group and its business, assets and liabilities or the Mtron Group and its business, assets and liabilities as it or they existed at the time of the Distribution or relating to or arising in connection with the relationship between the constituent elements of the LGL Group and the Mtron Group on or prior to the time of the Distribution; and (iv) LGL and Mtron intend that the transactions contemplated by this Agreement, the Administrative Agreement and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any potentially applicable privilege.

(b)Each of LGL and Mtron agrees, on its own behalf and on behalf of the LGL Group and the Mtron Group, respectively, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to, as applicable, the LGL Group and its businesses, assets and liabilities, or the Mtron Group and its businesses, assets and liabilities as it or they existed at the time of the Distribution or relating to or arising in connection with the relationship between the constituent elements of the LGL Group and the Mtron Group on or prior to the time of the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension, debarment, criminal indictment, or similar action; provided, however, that LGL and Mtron may make disclosure or waiver with respect to Privileged Information if such Privileged Information related, in the case of LGL, solely to the LGL Group and its businesses, assets and liabilities as each existed prior to the time of the Distribution, or in the case of Mtron, solely to Mtron Group and its businesses, assets and liabilities as each existed prior to the time of the Distribution.  The Parties will use commercially reasonable efforts to limit any such disclosure or waiver to the maximum extent possible and shall seek the execution of a confidentiality agreement by the third party or parties to which such disclosure or waiver is made.

(c)Upon any member of the LGL Group or the Mtron Group, as the case may be, receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise that requests disclosure of Privileged Information, in each case relating to LGL Group and its businesses, assets and liabilities or the Mtron Group and its businesses, assets and liabilities as it or they existed at the time of the Distribution or relating to or arising in connection with the relationship between the constituent elements of the LGL Group and the Mtron Group on or prior to the time of the Distribution, the recipient of the notice shall promptly provide to LGL, in the case of receipt by a member of the Mtron Group, or to Mtron, in the case of receipt by a member of the LGL Group, a copy of such notice, the intended response, and all materials or information relating to the other Party (or its Subsidiaries) that might be disclosed.  In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved, LGL and Mtron shall cooperate to assert all defenses to disclosure claimed by either Party (or its Subsidiaries), at the cost and expense of the Party claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege shall have been determined.

5.7Cooperation.  The Parties shall cooperate with each other in all reasonable respects to ensure that the transactions contemplated herein are carried out in accordance with their terms.

5.8[Reserved.]

5.9Transaction Expenses.  Except as otherwise agreed between the Parties, LGL and Mtron shall each be responsible for its out-of-pocket expenses (including attorney’s fees) incurred in connection with the Distribution.

5.10Receivables Collection and Other Payments.  If, after the Distribution, any member of the LGL Group or the Mtron Group receives payments belonging to the Mtron Group or the LGL Group, respectively, the recipient shall promptly account for and remit same to the other Party.

5.11Insurance.  From and after the time of the Distribution, (a) LGL shall maintain, at its sole cost and expense, all insurance coverage existing at the time of the Distribution related to the Mtron Group and its businesses and assets for periods prior to the Distribution (and shall include Mtron or the members of the Mtron Group, as applicable, as a named insurer thereunder), (b) LGL shall be responsible for obtaining and maintaining all insurance coverage relating to the LGL Group and its businesses and assets for periods prior to and after the Distribution, and (c) Mtron shall be responsible for obtaining and maintaining all insurance coverage relating to the Mtron Group and its businesses and assets for the period from and after the Distribution.  Without limiting the foregoing, the businesses and assets of the Mtron Group insured pursuant to clause (a) above shall include any and all rights of an insured party, including without limitation rights of indemnity, the right to be defended by or at the expense of the insurer and the right to receive insurance proceeds.  The Parties hereto shall cooperate with regards to the administration of insurance policies contemplated hereunder (including accounting and reporting obligations and the distribution of insurance proceeds) and shall share material information concerning such matters so that both LGL and Mtron are aware on a continuing basis of material matters relevant to joint dealings with insurers.  Except as set forth herein, nothing in this Agreement shall be construed or deemed to limit the right of LGL or Mtron to obtain and administer future insurance policies on whatever terms such Party believes to be advisable.

ARTICLE VI
Indemnification and Releases

6.1Mutual Release.  Effective as of the Distribution and except as otherwise specifically set forth in this Agreement, each of LGL on the one hand, and Mtron, on the other hand, releases and forever discharges the other Party or Parties and their respective Affiliates, and its and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against each such other Party or any of its assigns, which each releasing Party has or ever had, which arise out of or relate to events, circumstances or actions taken by each such other Party prior to the Distribution; provided, however, that the foregoing general release shall not apply to this Agreement, or the transactions contemplated hereby, and shall not affect each Party’s right to enforce this Agreement or any other agreement contemplated hereby in accordance with its terms.  Each Party understands and agrees that, except as otherwise specifically provided herein, neither the other Party or Parties nor any of their Subsidiaries is, in this Agreement or any other agreement or document, representing or warranting to any Party in any way as to Party’s business, assets and liabilities or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

6.2Indemnification by LGL.  From and after the time of the Distribution, LGL shall indemnify, defend and hold harmless the Mtron Group and each of their respective directors, officers, employees, agents, and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Mtron Indemnitees”) from and against any and all losses, Liabilities and damages, including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements, and compromises relating thereto, attorneys’ fees, and any and all expenses whatsoever reasonably incurred in investigating, preparing, or defending against any such actions or threatened actions (collectively, “Mtron Indemnifiable Losses” and, individually, a “Mtron Indemnifiable Loss”) incurred or suffered by a Mtron Indemnitee arising out of (a) the failure or alleged failure of LGL or any of its Subsidiaries to pay, perform or otherwise discharge in due course any of the LGL Group liabilities, (b) the breach by LGL of any its obligations under this Agreement, and (c) any untrue statement or alleged untrue statement of a material fact (i) contained in any document filed with the SEC by LGL pursuant to the Securities Act, the Exchange Act or any other applicable securities rule, regulation or law, (ii) otherwise disclosed to investors or potential investors in any member of the LGL Group by any member of the LGL Group, or (iii) furnished to any Mtron Indemnitee by any member of the LGL Group for inclusion in any public disclosures to be made by any Mtron Indemnitee, including filings with the SEC or disclosures to investors or potential investors in any member of the Mtron Group, or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) above a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, indemnification will be available under clause (c) of this Section 6.2 only to the extent that those Mtron Indemnifiable Losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied after the Distribution by a member of the Mtron Group or an agent thereof acting on its behalf.

6.3Indemnification by Mtron.  From and after the time of the Distribution, Mtron shall indemnify, defend and hold harmless the LGL Group and each of their respective directors, officers, employees, agents, and Affiliates, and each of the heirs, executors, successors, and assigns of any of the foregoing (the “LGL Indemnitees”) from and against any and all losses, Liabilities, and damages, including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements, and compromises relating thereto, attorneys’ fees, and any and all whatsoever reasonably incurred in investigating, preparing, or defending against any such actions or threatened actions (collectively, “LGL Indemnifiable Losses” and, individually, a “LGL Indemnifiable Loss”) incurred or suffered by a LGL Indemnitee arising out of (a) the failure or alleged failure of Mtron or any of its Subsidiaries to pay, perform or otherwise discharge in due course any of the Mtron Group liabilities, (b) the breach by Mtron of any of its respective obligations under this Agreement, and (c) any untrue statement or alleged untrue statement of a material fact (i) contained in any document filed with the SEC by Mtron following the Distribution pursuant to the Securities Act, the Exchange Act, or any other applicable securities rule, regulation or law, (ii) otherwise disclosed following the Distribution to investors or potential investors in any member of the Mtron Group by any member of the Mtron Group, or (iii) furnished to any LGL Indemnitee by any member of the Mtron Group for inclusion in any public disclosures to be made by any LGL Indemnitee, including filings with the SEC or disclosures to investors or potential investors in any member of the LGL Group; or any omission or alleged omission to state in any information described in clauses (i), (ii) or (iii) above a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, indemnification will be available under clause (c) of this Section 6.3 only to the extent that those LGL Indemnifiable Losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied by a member of the LGL Group or an agent thereof acting on its behalf.  The Mtron Indemnifiable Losses and the LGL Indemnifiable Losses are collectively referred to as the “Indemnifiable Losses.”

6.4Taxes.  Mtron agrees to indemnify and hold harmless each member of the LGL Group from and against (i) any and all Distribution Taxes resulting from or attributable to any act or failure to act on the part of any member of the Mtron Group following the Distribution and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements, or judgments arising out of or incident to the imposition, assessment, or assertion of any tax or adjustment described in this subsection.

6.5Insurance Proceeds, Tax Benefits; Mitigation.  The amount which any Party (an “Indemnifying Party”) is or may be required to pay to any other Person (an “Indemnitee”) pursuant to Sections 6.2 or 6.3 above shall be reduced (including retroactively) by (i) any insurance proceeds or other amounts actually recovered by or on behalf of each such Indemnitee in reduction of the related Indemnifiable Loss and (ii) any tax benefits realized by each such Indemnitee based on the actual reduction in tax liability by reason of such loss (and shall be increased by any tax liability incurred by each such Indemnitee based on such indemnity payment).  If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, tax benefits, or other amounts in respect of such Indemnifiable Loss as specified above, then each such Indemnitee shall pay to each such Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits actually realized, or other amounts actually received.  Each Indemnitee shall take all reasonable steps to mitigate all losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law (it being understood that any reasonable out-of-pocket costs paid to third parties in connection with such mitigation shall constitute losses) and shall provide such evidence and documentation of the nature and extent of any loss as may be reasonably requested by each Indemnifying Party.

6.6Procedure for Indemnification.

(a)If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any governmental entity) who is not a party to this Agreement or to any of the Ancillary Agreements of any claim or of the commencement by any such Person of any action (a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, each such Indemnitee shall give each such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as required by this Section 6.6 shall not relieve each Indemnifying Party of its obligations under this ARTICLE VI, except to the extent that each such Indemnifying Party is prejudiced by such failure to give notice.  Such notice shall describe the Third-Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by each such Indemnitee.

(b)An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel reasonably acceptable to each Indemnitee, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that each Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim.  Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 6.6(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify each Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify each Indemnitee of its election within 30 days after receipt of such notice from each Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and each Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim.  After notice from an Indemnifying Party to each Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to each such Indemnitee under this ARTICLE VI for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by each such Indemnitee in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment there exists a conflict of interest between such Indemnitees and the Indemnifying Party, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by each such Indemnifying Party.  If any Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 6.2 or 6.3, as the case may be), each such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim without prior written notice to each such Indemnifying Party, which shall have the option within fifteen days following the receipt of such notice (i) to reject the settlement and assume all past and future responsibility for the claim, including reimbursing each Indemnitee for prior expenditures in connection with the claim, (ii) to reject the settlement and continue to refrain from participation in the defense of the claim, in which event each such Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if each Indemnitee elects to proceed therewith, (iii) to approve the amount of the settlement, reserving each such Indemnifying Party’s right to contest each Indemnitee’s right to indemnity, or (iv) to approve and agree to pay the settlement.  In the event such Indemnifying Party makes no response to such written notice from an Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

(c)If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, each Indemnitee shall make available to such Indemnifying Party any personnel and any books, records, or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, within the reasonable discretion of each such Indemnifying Party.

(d)Notwithstanding anything else in this Section 6.6 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless (i) such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to each Indemnitee of a written release from all liability in respect of such Third-Party Claim and (ii) such settlement does not provide for any non-monetary relief by any Indemnitee unless each such Indemnitee consents thereto.  In the event any Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, each such Indemnitee may continue to contest such Third-Party Claim free of any participation by such Indemnifying Party, at each such Indemnitee’s sole expense.  In such event, the obligation of such Indemnifying Party to each such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of each such Indemnitee prior to the date such Indemnifying Party notifies each such Indemnitee of such offer of settlement or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which each such Indemnitee declined to accept and (B) the actual out-of-pocket amount each such Indemnitee is obligated to pay subsequent to such date as a result of each such Indemnitee’s continuing to pursue such Third-Party Claim.

(e)Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by an Indemnitee to each applicable Indemnifying Party.  Each such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to notify each applicable Indemnitee of the Indemnifying Party’s response to the claim.  If each such Indemnifying Party does not so notify each such

Indemnitee during such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If each such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, each such Indemnitee shall be free to pursue such remedies as may be available to such Party under applicable law or under this Agreement or any other agreement or arrangement between the Parties.

(f)In addition to any adjustments required pursuant to Section 6.5, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement, or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by each Indemnitee to each Indemnifying Party.

(g)In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

6.7Contribution.  If for any reason the indemnification provided for in Section 6.2 or 6.3 is unavailable to any Indemnitee, or is insufficient to hold such Indemnitee harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnitee as a result of the untrue statement or omission or alleged untrue statement or omission of a material fact, in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnitee, on the other hand.  The relative fault shall be determined by reference to, among other things, whether the untrue statement or omission or alleged untrue statement or omission relates to information supplied by the Indemnifying Party or the Indemnitee, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by the Indemnitee referred to above in this Section 6.7 shall be deemed to include, for purposes of this Section 6.7, any legal or other expenses reasonably incurred by the Indemnitee in connection with investigating or defending any such action or claim.  Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.8Remedies Cumulative.  The remedies provided in this ARTICLE VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

6.9Survival of Indemnities.  The obligations of each of Mtron and LGL under this ARTICLE VI shall survive the Separation and the Distribution, with respect to any Indemnifiable Loss of the other Parties.

6.10Tax Matter Not Covered Under This Agreement.  Other than as expressly addressed in this Agreement, any claim for indemnification with respect to any tax Liabilities of the LGL Group or the Mtron Group shall be governed by the Tax Indemnity and Sharing Agreement.

ARTICLE VII
Miscellaneous and General

7.1Representations and Warranties.  Each Party represents and warrants to the other Party that (a) it is validly existing and in good standing under the laws of the jurisdiction of incorporation, (b) it has the requisite corporate power and authority to carry on its business as conducted on the date hereof, (c) it has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Ancillary Agreements, (d) each of this Agreement and the Ancillary Agreements has been duly and validly executed by such Party and is the legal, valid and binding obligation of such Party enforceable in accordance with its terms, and (e) the execution and delivery of this Agreement and the Ancillary Agreements do not and will not (i) violate any provisions of such Party’s certificate or articles of incorporation or bylaws, (ii) violate any law applicable to such Party, (iii) violate any order, judgment, award, or decree of any court or Governmental Authority applicable to such Party, or (iv) result in any breach or default under any material contract by which such Party is bound.

7.2Modification or Amendment.  The Parties hereto may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective Parties.

7.3Counterparts.  For the convenience of the Parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

7.4Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles.

7.5Notices.  Any notice, request, instruction or other document to be given hereunder by any Party to the other Party shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by United States Certified Mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to LGL:

The LGL Group, Inc.
249 Royal Palm Way Suite 503
Palm Beach, FL 33480
Attention: Ivan Arteaga, Chief Financial Officer

If to Mtron:

M-tron Industries, Inc.
2525 Shader Road
Orlando, FL 32804
Attention: James W. Tivy, Chief Financial Officer

7.6Captions.  All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

7.7No Third Party Beneficiary.  This Agreement is for the purpose of defining the respective rights and obligations of the Parties hereto and is not for the benefit of any employee, creditor, or other third party, except as may be expressly set forth herein.

7.8Assignment; Successors and Assigns.  No Party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of each of the other Party hereto in its sole and absolute discretion.  Any such conveyance, assignment or transfer without the express written consent of each of the other Party shall be void ab initio.  No assignment of this Agreement or any rights hereunder shall relieve the assigning Party of its obligations hereunder.  Any successor by merger to a Party to this Agreement shall be substituted for such Party as a party to this Agreement and all obligations, duties, and liabilities of the substituted party under this Agreement shall continue in full force and effect as obligations, duties and liabilities of the substituting party, enforceable against the substituting party as a principal, as though no substitution had been made.

7.9Certain Obligations.  Whenever this Agreement requires any of the Subsidiaries of any Party to take any action, this Agreement will be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

7.10Specific Performance.  In the event of any actual or threatened default in or breach of any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

7.11Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

7.12Arbitration.  Any dispute with respect to this Agreement or any Ancillary Agreement shall be arbitrated in Orange County, Florida in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  There will be a single neutral arbitrator selected who resides in Orange County, Florida.  The American Arbitration Association will provide a list of five (5) neutral arbitrators.  The claimant and respondent will take turns, with the respondent going first, striking one name at a time from the list of five neutral arbitrators.  Each Party will have no more than twenty-four (24) hours to take its turn striking a name of a neutral arbitrator.  The final remaining arbitrator will serve as the neutral arbitrator.  Either Party may apply to the arbitrator seeking injunctive relief until the arbitrator’s award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement or any Ancillary Agreement, seek from any Florida court having jurisdiction, any interim or provisional relief that is necessary to protect the rights and/or property of that Party, pending the determination of the arbitrator.

[Signatures being on the following page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first above written.

THE LGL GROUP, INC.

By:	/s/ James W. Tivy
Name: James W. Tivy
Title: Chief Financial Officer

M-TRON INDUSTRIES, INC.

By:	/s/ Linda M. Biles
Name: Linda M. Biles
Title: Treasurer

[Signature Page to Separation and Distribution Agreement]

Schedule 1.1(a)

Ancillary Agreements

Transitional Administrative and Management Services Agreement, dated August 3, 2022, by and between The LGL Group, Inc. and M-tron Industries, Inc.

Tax Indemnity and Sharing Agreement, dated August 3, 2022, by and between The LGL Group, Inc. and M-tron Industries, Inc.

Schedule 1.1(a) to Separation and Distribution Agreement

LEGAL_US_E # 159762149.6

Schedule 1.1(b)

Mtron Subsidiaries

1.	Piezo Technology, Inc.
2.	Piezo Technology India Private Ltd.
3.	M-tron Asia, LLC
4.	M-tron Industries, Ltd.

Schedule 1.1(b) to Separation and Distribution Agreement

LEGAL_US_E # 159762149.6

Exhibit A

Amended and Restated Certificate of Incorporation

M-tron Industries, Inc.

[See Attached]

Exhibit A to Separation and Distribution Agreement – 1

LEGAL_US_E # 159762149.6

Exhibit B

Amended and Restated Bylaws

M-tron Industries, Inc.

[See Attached]

Exhibit B to Separation and Distribution Agreement – 1

LEGAL_US_E # 159762149.6